UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 16, 2009

_________________________

OCCULOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12707 High Bluff Drive, Suite 200
San Diego, CA 92130
(Address of principal executive offices, including zip code)

(858) 794-1400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2009, OccuLogix, Inc. (the “Company”) announced that Anthony E. Altig was appointed to fill a vacancy on the Company’s board of directors (the “Board”) effective January 16, 2009, to serve until his successor is duly elected and qualified.  Effective as of the same date, Mr. Altig was also appointed to serve as the chairman of the audit committee of the Board.  The Board determined that Mr. Altig is a “financial expert” as defined in Section 407(d) of Regulation S-K.

Mr. Altig, age 53, is the Chief Financial Officer at Pelican Life Sciences, a company that manufactures microbiological and molecularbiological consumables.  He has also served as a director of Optimer Pharmaceuticals since November 2007.  From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a public company focused on enzyme technology. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a public biopharmaceutical company, from 2002 to 2004. From 2000 to 2001, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., an internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. In addition, Mr. Altig serves as a director and chair of the Audit Committee for MultiCell Technologies, Inc., a public biopharmaceutical company. Mr. Altig received a B.S. degree from the University of Hawaii.

On January 16, 2009, the compensation committee of the Board approved: (i) one-time cash bonuses to be paid to certain of the Company’s executive officers (the “2009 Bonus Plan”), (ii) the payment of certain personal benefits to Eric Donsky and the chairman of the Board and (iii) a director compensation plan.

Under the terms of the 2009 Bonus Plan, the Company will pay bonuses to certain of the Company’s executive officers upon the achievement of certain milestones.  The bonus payable upon achievement of the designated milestones shall be $100,000 for Mr. Donsky and $50,000 for each of Robert Walder, Tracy Puckett, Steve Zmina, Michael Berg and Benjamin Sullivan.

The compensation committee also approved the payment of certain personal benefits on behalf of Mr. Donsky and the chairman of the Board, including insurance coverage and certain business-related expenses and fees, in annual amounts not to exceed $30,200 and $20,000, respectively. The chairman of the Board will also be reimbursed for the actual cost premiums for health, dental, life and critical illness insurance.

The compensation committee of the Board approved a compensation plan for members of the Board that includes annual grants to each director of options to purchase 15,000 shares of the Company’s common stock and annual compensation of $15,000.  The chairman of the Board will receive annual compensation of $50,000 in lieu of the $15,000 in annual compensation paid to other directors.  Committee chairmen will receive additional annual compensation of $5,000.  Directors will also receive $1,500, $1,000 and $500 for attendance at each Board, committee and telephonic meeting, respectively.  A cap of $2,500 was set on payments for meeting attendance on any one day.

Item 8.01 Other Events.

On January 16, 2009, the Board approved, subject to the approval of the Company’s stockholders, an amendment to the Company’s certificate of incorporation to change of the name of the Company from “OccuLogix, Inc.” to “TearLab Corporation.”  Pending stockholder approval of the name change, the Company will operate as “TearLab Corporation” using a fictitious name or dba.

The Board also authorized the Company’s use of the ticker symbol “TEAR” on the NASDAQ Stock Market and the ticker symbol “TLB” on the Toronto Stock Exchange, both of which have previously been reserved.

Item 9.01. Financial Statements and Exhibits.

 (d)  Exhibits.

Exhibit No.	Description

99.1	Press release discussing Item 5.02 disclosures, dated January 20, 2009
99.2	Press release discussing Item 8.01 disclosures, dated January 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date:  January 22, 2009